CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2, amendment 5, of our report dated April 26, 2006, with respect to the audit of the consolidated financial statements of Royal Capital Management, Inc. We also consent to the reference of our firm under the “Experts” and “Summary Financial Information” in the prospectus.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey

August 10,	2006